Exhibit 28(i)

Consent of Counsel

Bingham McCutchen LLP

Suite 4400

355 South Grand Avenue

Los Angeles, CA 90071-3106

April 24, 2014

Clipper Fund, Inc.

2949 East Elvira Road, Suite 101

Tucson, Arizona 85706

Ladies and Gentlemen:

We have acted as counsel to Clipper Fund, Inc., a California corporation (the “Company”), with respect to certain legal matters in connection with the capital shares of the Company offered pursuant to a Registration Statement on Form N-1A (Registration Statement No. 2-88453, 811-3931), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”).

We hereby consent to the reference to Bingham McCutchen LLP in the Statement of Additional Information which forms part of the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP